EXHIBIT 5.1

                       OPINION OF MORRISON & FOERSTER LLP

June 1, 2005

Crdentia Corp.
14114 Dallas Parkway, Suite 600
Dallas, Texas 75254

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-2 of Crdentia Corp., a Delaware corporation (the "Company"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of (i) up to 7,381,440 shares (the "Outstanding Shares") of the Company's common stock, $0.0001 par value per share, (ii) up to 17,343,800 shares of common stock (the "Conversion Shares") issuable upon conversion of shares of the Company's Series C convertible preferred stock (the "Preferred Shares") and (iii) up to 10,611,100 shares of common stock (the "Warrant Shares") issuable upon exercise of warrants (the "Warrants") to purchase shares of the Company's Series B-1 and Series C convertible preferred stock and the conversion of the shares issuable upon conversion thereof. The Outstanding Shares, the Conversion Shares and the Warrant Shares may be sold to the public by the selling stockholder named in the Registration Statement.

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance by the Company of the Outstanding Shares and the authorization for issuance of the Conversion Shares and the Warrant Shares.

We are of the opinion that the Outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable, and the Conversion Shares and Warrant Shares have been duly authorized and, upon conversion of the Preferred Shares and exercise of the Warrants and the conversion of the shares issuable upon conversion thereof in accordance with their respective terms, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any supplements and amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP